Exhibit 99.1

Corporate News

Arotech Reports First Quarter Results

Adjusted EBITDA of $1.5 Million Demonstrates Strong Operational Execution;
Lead Independent Director Jon B. Kutler Elected Chairman of the Board of Directors

Ann Arbor, Michigan – May 9, 2016 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for its first quarter ended March 31, 2016.

First Quarter 2016 Financial and Business Highlights:
•	Total revenues of $25.4 million versus $24.2 million for the same time last year and $27.4 million from the prior quarter
•	Adjusted EPS of $0.03 versus $0.03 for the same time last year and $0.06 from the prior quarter
•	Adjusted EBITDA of $1.5 million compared to $1.5 million for the same time last year and $2.3 million from the prior quarter
•	New orders totaling $20.1 million
•	Backlog of orders as of March 31, 2016 totaled approximately $57.7 million versus $63.4 million for the same time last year and $63.0 million from the prior quarter
•	On May 9, 2016, the Board of Directors elected Lead Independent Director Jon B. Kutler as the new Chairman of the Board of Directors
•	Subsequent to quarter end, awarded a contract from the U.S. Department of State for MILO Range Training Systems valued at up to $40 million
•	Subsequent to quarter end, awarded a contract from the U.S. Marine Corps valued at $2.6 million for the design, development and delivery of four MEHPS systems

“Our first quarter financial and operating results highlight the progress we are making and the benefits of the cost restructuring and production enhancements we implemented in 2015,” commented Steven Esses, Arotech’s President and CEO. “The defense industry continues to advance initiatives designed to increase energy efficiency and enable military organizations to perform missions, while acknowledging energy as a potential vulnerability. We believe we are well positioned to capitalize on this trend and are winning and effectively executing on development contracts in our Power Systems Division, placing us in a strong competitive position to win larger, higher margin, contracts and follow-on production orders from key customers.”

“On the Simulation and Training side of our business we continue to execute according to plan, generating strong margins that are typical with this business,” Esses added. “Subsequent to the end of the quarter we received an Indefinite Delivery Indefinite Quantity (IDIQ) award with a potential value of up to $40M for our MILO Range Training Systems’ simulator products. This highly competitive procurement further validates our position as a global leader in the international law enforcement judgmental skills simulator market, and provides a streamlined acquisition process to deliver this important training capability to the various organizations supported by the U.S. Department of State.”

Esses concluded, “Market demand on all sides of our business remains robust, and we are executing both from an operational perspective and competitively in the marketplace, which we believe will lead to growth and increased profitability over the long-term.”

First Quarter Financial Summary

Revenues for the first quarter were $25.4 million, compared to $24.2 million for the comparable period in 2015. The year-over-year increase was driven by revenue growth in our Power Systems Division.

Gross profit for the first quarter was $7.7 million, or 30.3% of revenues, compared to $6.9 million, or 28.5% of revenues, for the prior year period.

Operating income for the first quarter of 2016 was a loss of ($119,000) compared to operating income of $68,000 for the corresponding period in 2015. Operating expenses were $25.5 million in the first quarter of 2016 compared to $24.2 million in the year ago quarter.

Total other income was a loss of ($312,000) for the first quarter of 2016 and for the corresponding period in 2015.

The Company’s net income for the first quarter was a loss of ($644,000), or ($0.03) per basic and diluted share, compared to a loss of ($483,000), or ($0.02) per basic and diluted share, for the corresponding period last year.

Adjusted Earnings per Share (Adjusted EPS) was $0.03 for the first quarter of 2016 and for the corresponding period in 2015.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) was approximately $1.5 million for the first quarter of 2016 and for the corresponding period of 2015.

Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.

Balance Sheet Metrics

As of March 31, 2016, the Company had $11.5 million in cash and cash equivalents, as compared to December 31, 2015, when the Company had $10.7 million in cash and cash equivalents.

As of December 31, 2015, Arotech has net operating loss carryforwards for U.S. federal income tax purposes of $40.7 million, which are available to offset future taxable income, if any, expiring in 2021 through 2032. Utilization of U.S. net operating losses is subject to annual limitations due to provisions of the Internal Revenue Code of 1986 and similar state provisions. The Company accrued $151,000 in non-cash tax expenses in the first quarter of 2016, reflecting the uncertainty of the deductibility of intangible expenses for federal income tax purposes.

As of March 31, 2016, the Company had total debt of $15.3 million, consisting of $5.0 million in short-term bank debt under its credit facility and $10.3 million in long-term loans. This is in comparison to December 31, 2015, when the Company had total debt of $20.3 million, consisting of $4.1 million in short-term bank debt and $16.2 million in long-term loans.

The Company also had $10.1 million in available, unused bank lines of credit with its primary bank as of March 31, 2016, under a $15.0 million credit facility through our main bank.

The Company had a current ratio (current assets/current liabilities) of 2.1, compared with the December 31, 2015 current ratio of 1.9.

2016 Guidance

The company is affirming its 2016 outlook for total revenue of $100 to $112 million, with adjusted earnings per share (Adjusted EPS) of $0.18 to $0.23, and adjusted EBITDA of $7 million to $9 million. This outlook includes only organic contribution, and does not take any potential acquisition activity into account. Adjusted EPS is based on 26.5 million current shares outstanding. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

Conference Call

The Company will host a conference call tomorrow, Tuesday, May 10, 2016 at 9:00am Eastern Time, to review the Company’s financial results and business outlook.

To participate, please call one of the following telephone numbers. Please dial in at least 10 minutes before the start of the call:

•	US: 1-888-471-3843
•	International: + 1-719-325-2454
•	Conference ID: 9168464

The conference call will also be broadcasted live as a listen-only webcast on the investor relations section of Arotech’s website at http://www.arotech.com/.

The online webcast will be archived on the Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-870-5176 within the U.S. and 1-858-384-5517 internationally. The telephonic playback will be available beginning at 12:00pm Eastern time on Tuesday, May 10, 2016, and continue through 11:59 pm Eastern time on Tuesday, May 17, 2016. The replay passcode is 9168464.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced battery solutions, innovative energy management and power distribution technologies, and zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Investor Relations Contacts:

Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
ARTX@haydenir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,480,691	$10,698,405
Trade receivables	14,957,216	17,401,479
Unbilled receivables	9,789,431	12,132,484
Other accounts receivable and prepaid	1,291,747	1,007,358
Inventories	9,907,976	9,607,836
TOTAL CURRENT ASSETS	47,427,061	50,847,562
LONG TERM ASSETS:
Property and equipment, net	6,483,985	6,440,270
Other long term assets	5,779,622	5,407,427
Intangible assets, net	8,594,678	9,334,730
Goodwill	45,614,293	45,463,027
TOTAL LONG TERM ASSETS	66,472,578	66,645,454
TOTAL ASSETS	$113,899,639	$117,493,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$5,230,720	$5,914,042
Other accounts payable and accrued expenses	5,320,801	5,560,040
Current portion of long term debt	1,067,523	4,362,438
Short term bank credit	4,953,579	4,060,000
Deferred revenues	5,596,351	6,879,815
TOTAL CURRENT LIABILITIES	22,168,974	26,776,335
LONG TERM LIABILITIES:
Accrued Israeli statutory/contractual severance pay	8,007,570	7,516,980
Long term portion of debt	9,252,338	11,856,522
Other long-term liabilities	7,262,259	7,295,808
TOTAL LONG-TERM LIABILITIES	24,522,167	26,669,310
TOTAL LIABILITIES	46,691,141	53,445,644
STOCKHOLDERS’ EQUITY:
TOTAL STOCKHOLDERS’ EQUITY (NET)	67,208,498	64,047,371
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$113,899,639	$117,493,016

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
 (U.S. $ in thousands, except per share data)

	Three months ended March 31,
	2016	2015
Revenues	$25,406,481	$24,226,708

Cost of revenues	17,712,174	17,329,479
Research and development expenses	1,097,728	1,094,264
Selling and marketing expenses	1,654,866	1,225,416
General and administrative expenses	4,292,413	3,648,442
Amortization of intangible assets	768,003	860,773
Total operating costs and expenses	25,525,184	24,158,374

Operating income (loss)	(118,703)	68,334

Other income	26,037	15,978
Financial income (expense), net	(337,658)	(327,608)
Total other income (expense)	(311,621)	(311,630)
Income (loss) before income tax expense	(430,324)	(243,296)

Income tax expense	213,453	239,381
Net income (loss)	(643,777)	(482,677)

Other comprehensive income, net of income tax
Foreign currency translation adjustment	360,098	(245,514)
Comprehensive income (loss)	$(283,679)	$(728,191)

Basic net income (loss) per share	$(0.03)	$(0.02)

Diluted net income (loss) per share	$(0.03)	$(0.02)
Weighted average number of shares used in computing basic net income/loss per share	24,797,875	23,305,679
Weighted average number of shares used in computing diluted net income/loss per share	24,797,875	23,305,679

Reconciliation of Non-GAAP Financial Measure – Continuing Operations

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

	Three months ended March 31,
	2016	2015
Net income (loss) continuing (GAAP measure)	$(643,777)	$(482,677)
Add back:
Other/Financial (income) expense – including interest	311,621	311,630
Income tax expenses	213,453	239,381
Depreciation and amortization expense	1,175,038	1,340,233
Other adjustments*	491,806	91,596
Total adjusted EBITDA	$1,548,141	$1,500,163

*Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

CALCULATION OF ADJUSTED EARNINGS PER SHARE
(U.S. $ in thousands, except per share data)

	Three Months ended March 31,	Three Months ended March 31,
	2016	2015

Revenue (GAAP measure)	$25,406	$24,227
Net (Loss)/ Income (GAAP measure)	$(644)	$(483)
Adjustments:
Amortization	768	861
Stock compensation	492	182
Non-cash taxes	151	150
EFB Transition/UEC Acquisition costs	0	803
Building sale	0	(895)
Net adjustments	$1,411	$1,101
Adjusted Net Income	$767	$618
Number of shares	24,798	23,306
Adjusted EPS	$0.03	$0.03